EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Announces Increase In
Credit Facility To $50 Million From $30 Million

     CONCORD, NEW HAMPSHIRE, January 4, 2005 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) announced today that it has increased its existing credit facility with The CIT Group/Business Credit, Inc. to $50 million from $30 million. In connection with the increase, Chittenden Trust Company of Burlington, Vermont, has become a 40% participant in the total facility. With the exception of a participation fee of 2 basis points paid to Chittenden Trust Company on its share of the facility and legal fees estimated at $10,000, all other material terms of the existing credit facility are unchanged.

   The total amount outstanding on the credit facility as of this date is approximately $23.1 million, consisting of $16 million under the $30 million acquisition term loan portion and $7.1 million under the $20 million revolving loan portion. The expiration date of the facility remains October 25, 2007.

   Kurt M. Swenson, Chairman and CEO of Rock of Ages said, "Our decision to reduce the credit facility in July 2003 rather than pay the increased rates that would have been required at that time was the right one. Now we are pleased to welcome Chittenden as a participant with CIT. We also are pleased that a number of other lenders sought to participate. The increased credit facility will provide us with additional financial capacity to grow our business in accordance with our strategic plan."

About Rock of Ages

   Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores, maintaining our relationships with independent retailers, and forming and maintaining relationships with other death care professionals; changes in demand for the Company's product; product mix; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended October 2, 2004. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.